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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13D


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 11)*


                              DANAHER CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)


                    COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   23585110
--------------------------------------------------------------------------------
                                (CUSIP Number)


                                MICHAEL G. RYAN
                       1250 24TH STREET, N.W., SUITE 800
                             WASHINGTON, DC  20037
                                (202) 828-0060
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)


                               November 17, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

----------------------------                 ------------------
CUSIP No. 23585110                           Page 2 of 7 Pages
          ------------------
----------------------------                 ------------------

---------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Equity Group Holdings LLC

---------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [X]
           (b) [_]
---------------------------------------------------------------
3          SEC USE ONLY

---------------------------------------------------------------
4          SOURCE OF FUNDS*

---------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)  [_]
---------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
---------------------------------------------------------------

                          7  SOLE VOTING POWER
                             24,064,888
        NUMBER OF
         SHARES         ---------------------------------------
      BENEFICIALLY        8  SHARED VOTING POWER
        OWNED BY             None
         EACH
       REPORTING        ---------------------------------------
        PERSON            9  SOLE DISPOSITIVE POWER
         WITH                24,064,888

                        ---------------------------------------
                         10  SHARED DISPOSITIVE POWER
                             None
---------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           24,064,888
---------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           17.8%
---------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
---------------------------------------------------------------

               *SEE INSTRUCTIONS BEFORE FILLING OUT
  INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
               (INCLUDING EXHIBITS) OF THE SCHEDULE,
                AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

-----------------------------           -----------------------
CUSIP No. 23585110                      Page 3 of 7 Pages
          -------------------
-----------------------------           -----------------------

---------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Equity Group Holdings II LLC

---------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [X]
           (b) [_]
---------------------------------------------------------------
3          SEC USE ONLY

---------------------------------------------------------------
4          SOURCE OF FUNDS*

---------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e)  [_]
---------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
---------------------------------------------------------------

                               7  SOLE VOTING POWER
                                  16,000,000
       NUMBER OF
         SHARES         ---------------------------------------
      BENEFICIALL              8  SHARED VOTING POWER
        OWNED BY                  None
          EACH
       REPORTING        ---------------------------------------
         PERSON                9  SOLE DISPOSITIVE POWER
          WITH                    16,000,000

                        ---------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  None
---------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           16,000,000
---------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(11)
           EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW(11)

           11.9%
---------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           OO
---------------------------------------------------------------

             *SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
             (INCLUDING EXHIBITS) OF THE SCHEDULE,
                  AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

----------------------------     ------------------------------
CUSIP No. 23585110               Page 4 of 7 Pages
          ------------------
----------------------------     ------------------------------

---------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven M. Rales
---------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [X]
           (b) [_]
---------------------------------------------------------------
3          SEC USE ONLY
---------------------------------------------------------------
4          SOURCE OF FUNDS*

---------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e) [_]
---------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           USA
---------------------------------------------------------------

                               7  SOLE VOTING POWER
       NUMBER OF                  2,698,552
         SHARES         ---------------------------------------
      BENEFICIALLY             8  SHARED VOTING POWER
        OWNED BY                  40,064,888
         EACH
       REPORTING        ---------------------------------------
         PERSON                9  SOLE DISPOSITIVE POWER
          WITH                    2,698,552

                        ---------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  40,064,888
---------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           42,763,440
---------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*

---------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           31.7%
---------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
---------------------------------------------------------------

           *SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
           (INCLUDING EXHIBITS) OF THE SCHEDULE,
               AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


------------------------------                 -----------------------
CUSIP No. 23585110                             Page 5 of 7 Pages
          --------------------
------------------------------                 -----------------------

----------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Mitchell P. Rales
---------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           (a) [X]
           (b) [_]
---------------------------------------------------------------
3          SEC USE ONLY

---------------------------------------------------------------
4          SOURCE OF FUNDS*

---------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
           REQUIRED PURSUANT TO
           ITEMS 2(d) or 2(e) [_]
---------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
---------------------------------------------------------------

                               7  SOLE VOTING POWER
                                  2,667,298
       NUMBER OF
                        ---------------------------------------
         SHARES                8  SHARED VOTING POWER
      BENEFICIALLY                40,064,888
        OWNED BY
                        ---------------------------------------
          EACH                 9  SOLE DISPOSITIVE POWER
       REPORTING                  2,667,298
         PERSON
                        ---------------------------------------
          WITH                10  SHARED DISPOSITIVE POWER
                                  40,064,888
---------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           42,732,186
---------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
           EXCLUDES CERTAIN SHARES*
---------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           31.7%
---------------------------------------------------------------
14         TYPE OF REPORTING PERSON*

           IN
---------------------------------------------------------------

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
   INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

----------------------------                         ---------------------------
CUSIP No. 23585110                                   Page 6 of 7 Pages
          ------------------
----------------------------                         ---------------------------


In accordance with Rule 13d-2, this Amendment No. 10 to Schedule 13D amends and supplements, in accordance with Rule 13d-2, the Schedule 13D and amendments thereto previously filed by and on behalf of the Reporting Persons. The information in this report reflects a two-for-one stock split effected on May 5, 1998.

ITEM 1.  INTEREST IN SECURITIES OF THE ISSUER

         Item 1 is hereby amended and supplemented as follows:


     As of the date hereof: (i) Equity Group Holdings LLC is the beneficial owner of 24,064,888 Shares, representing approximately 17.8% of the 134,979,529 Shares outstanding on October 15, 1998, as reported in the Issuer's Form 10-Q for the quarter ended September 25, 1998; (ii) Equity Group Holdings II LLC is the beneficial owner of 16,000,000 Shares representing approximately 11.9% of the 134,979,529 Shares outstanding on October 15, 1998, as reported in the Issuer's Form 10-Q for the quarter ended September 25, 1998; (iii) Mitchell P. Rales is the beneficial owner of 42,732,186 Shares representing approximately 31.7% of the 134,979,529 Shares outstanding on October 15, 1998 as reported in the Issuer's Form 10-Q for the quarter ended September 25, 1998; and (iv) Steven
M. Rales is the beneficial owner of 42,763,440 Shares representing approximately 31.7% of the 134,979,529 Shares outstanding on October 15, 1998, as reported in the Issuer's Form 10-Q for the quarter ended September 25, 1998. The Shares beneficially owned by each of Steven M. Rales and Mitchell P. Rales include the aforementioned Shares owned by Equity Group Holdings LLC and Equity Group Holdings II LLC. In addition, the Shares beneficially owned by each of Steven M. Rales and Mitchell P. Rales include Shares pledged as collateral to secure a loan of Shares to each of them by Capital Yield Corporation.

--------------------------                                  --------------------
CUSIP No. 23585110                                          Page 7 of 7 Pages
          ----------------
--------------------------                                  --------------------


                                   SIGNATURE
                                   ---------


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 25, 1998
       -------------------

                                    By: /s/ Steven M. Rales
                                        ---------------------
                                        Steven M. Rales


                                    By: /s/ Mitchell P. Rales
                                        -----------------------
                                        Mitchell P. Rales


                                    EQUITY GROUP HOLDINGS LLC


                                    By: /s/ Michael G. Ryan
                                        ---------------------
                                        Michael G. Ryan, Vice President


                                    EQUITY GROUP HOLDINGS II LLC


                                    By: /s/ Michael G. Ryan
                                        ---------------------
                                        Michael G. Ryan, Vice President